                                                                    EXHIBIT 99.1
                                                                    ------------

                                                    CONTACT:  Robert K. Hynes or
                                                   Monica Burrows (212) 355-5200

RELEASE DATE:  July 25, 2003

FOR IMMEDIATE RELEASE

            WHX ANNOUNCES AGREEMENT WITH THE PENSION BENEFIT GUARANTY
           CORPORATION, WHEELING-PITTSBURGH CORPORATION AND THE UNITED
                             STEELWORKERS OF AMERICA

New York, N.Y. - July 25, 2003 - WHX Corporation (NYSE: WHX) today reported that it has reached an agreement with the Pension Benefit  Guaranty  Corporation (the
"PBGC"),    Wheeling-Pittsburgh    Corporation   and   its   debtor   affiliates
(collectively, "WPC"), and The United Steelworkers of America ("USWA") that will result in a settlement  of the Civil  Action  brought by the PBGC against WHX in the United States  District Court for the Southern  District of New York ("Civil
Action").  The agreement and the settlement of the Civil Action are  conditioned upon, among other things,  the consummation of the Plan of  Reorganization  (the
"POR") for WPC that was confirmed by the United States  Bankruptcy Court for the
Northern  District of Ohio on June 18, 2003.  Under the agreement,  the PBGC has agreed to withdraw its complaint in the Civil Action and rescind the termination of the WHX Pension Plan. WPC, and its subsidiaries,  have operated under Chapter
11 of the United States Bankruptcy Code since November 16, 2000.

WHX is a holding  company that has been structured to invest in and/or acquire a diverse group of businesses on a decentralized  basis. WHX's primary business is
Handy & Harman, a diversified  manufacturing company with activities in precious metals fabrication, specialty wire and tubing and engineered materials. WHX also owns Canfield Metal Coating  Corporation,  a manufacturer  of  electrogalvanized products used in the construction and appliance industries.

Forward-Looking Statements

This press release  contains  forward-looking  statements  within the meaning of
Section 27A of the  Securities  Act of 1933, as amended,  and Section 21E of the
Securities Exchange Act of 1934, as amended, which are intended to be covered by
the  safe  harbors   created   thereby.   Investors  are   cautioned   that  all
forward-looking  statements  involve risks and  uncertainty,  including  without limitation,  general economic  conditions,  the ability of the Company to market and sell its products, and the effects of competition and pricing.  Although the
Company believes that the assumptions underlying the forward-looking  statements are reasonable, any of the assumptions could be inaccurate, and therefore, there cannot be assurance that any  forward-looking  statements included in this press release will prove to be  accurate.  In light of the  significant  uncertainties inherent in any  forward-looking  statements  included herein,  the inclusion of such information  should not be regarded as a  representation  by the Company or any other person that the objectives and plans of the Company will be achieved.